Exhibit 10.2

EXECUTION COPY

3 August 2017

SUBSCRIPTION AGREEMENT

relating to ordinary shares in CELYAD SA

between

CELYAD SA

as Issuer

and

CELDARA MEDICAL, LLC

as Investor

Subscription Agreement

Subscription Agreement

Between:	(1)	CELYAD SA, a limited liability company (“naamloze vennootschap” / “société anonyme”) organized and existing under Belgian law, with registered office at 1435 Mont-Saint-Guibert, 2 rue Edouard Belin, Belgium;

		represented for the purposes of this Agreement by Christian Homsy;

		hereinafter referred to as the “Issuer”;

And:	(2)	CELDARA MEDICAL, LLC, a limited liability company organized and existing under the law of Delaware, with registered office at 16 Cavendish Ct., Lebanon, NH 03766, USA;

		represented for the purposes of this Agreement by Jake Reder;

		hereinafter referred to as the “Investor”;

		The parties sub (1) and (2) above are hereinafter referred to as the “Parties” and each individually as a “Party”.

Whereas:

(A)	The Issuer, a Belgian limited liability company listed on the regulated market of Euronext (Brussels and Paris) and the NASDAQ Stock Market, is a clinical-stage biotechnology company specialized in the discovery and development of CAR-T cell therapies.

(B)	The Investor is a research-based biopharmaceutical company focused on the discovery, development, and commercialization of innovative medicines.

(C)	The Parties, together with OnCyte, LLC, a limited liability company organized and existing under the law of Delaware and a wholly-owned subsidiary of the Issuer (“OnCyte”), are party to that certain Asset Purchase Agreement, dated as of January 21, 2015 (the “APA”).

(D)	The Parties, together with OnCyte, have agreed to amend the APA by entering into that certain First Amendment to Asset Purchase Agreement, dated as of the date hereof (the “First Amendment to APA”), in consideration of which OnCyte is obligated to pay the Investor the amount of USD 23 million (twenty-three million USD) (the “Receivable”).

(E)	The Investor wishes to invest an aggregate amount of USD 12,5 million (twelve million five hundred thousand USD)(the “Investment Amount”) in the share capital of the Issuer through a private placement of Ordinary Shares (as defined below) via the contribution in-kind to the Issuer of a portion of the Receivable equal to the Investment Amount, in its capacity of owner of 100% interest in its Affiliate OnCyte, and, in the financial, commercial and strategic interest of the Issuer and its Affiliates, the Issuer wishes to issue such Ordinary Shares to the Investor in consideration of the contribution in-kind of the Receivable. Thereto the Issuer intends to increase its share capital by an aggregate amount equal to the Euro equivalent of the Investment Amount, obtained by dividing the Investment Amount by the Fixed Exchange Rate (or €10,620,250.00). The increase in the Issuer’s shall capital shall be effected by means of a capital increase approved by the Issuer’s Board of Directors (defined below) within the framework of the authorized capital.

(F)	The Investor has agreed to subscribe to such capital increase to the extent and on the terms and subject to the conditions set forth in this Agreement.

Subscription Agreement

It is agreed as follows:

1	Definitions and Interpretation

1.1	Definitions

Affiliate means, with respect to a particular person, any person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

Agreement means this subscription agreement.

Applicable Lock-up Period has the meaning given to in Article 5.1.1.

Auditor means BDO, with corporate office at “The Corporate Village” Da Vincilaan 9 – Box E.6 Elsinore Building, B-1935 Zaventem, Belgium.

Belgian Companies Code means the Belgian Companies Code of 7 May 1999, as amended from time to time.

Board of Directors means the Issuer’s board of directors.

Business Day means a day which is not a Saturday, a Sunday or bank or other official public holiday in Brussels, Belgium or Boston, Massachusetts, United States.

Capital Increase has the meaning given to it in Article 2.1.

Closing shall mean the date on which the Capital Increase is effected, which date is set forth in Article 2.5.1 below.

Date of this Agreement means the date on which the Agreement is entered into.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Investment Amount has the meaning given to it in Recital (F).

Fixed Exchange Rate has the meaning given to it in Article 2.3.3 of this Agreement.

Ordinary Shares shall mean ordinary shares of the only existing class in the capital of the Issuer.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Subscription Amount means the Euro equivalent of the Investment Amount, obtained by dividing the Investment Amount by the Fixed Exchange Rate and by rounding down the resulting amount to the nearest second decimal place. For the avoidance of doubt, the Investment Amount is €10,620,250.

Subscription Shares has the meaning given to it in Article 2.2 of this Agreement.

1.2	Interpretation

1.2.1	The titles and headings included in this Agreement are for convenience only and shall not be taken into account in the interpretation of the provisions of this Agreement.

Subscription Agreement

1.2.2	The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, paragraph or other subdivision.

1.2.3	All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, it shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)) (“van de zoveelste tot de dag vóór de zoveelste” / “de quantième à veille de quantième”).

2	Capital Increase and Share Subscription

2.1	The Issuer agrees to proceed with a capital increase, by contribution in kind of the Receivable, which has been previously decided upon by a unanimous vote of the Board of Directors within the framework of the authorized capital, for the benefit of the Investor in an aggregate amount equal to the Subscription Amount (the “Capital Increase”) on the date of the Closing.

2.2	The Investor agrees to subscribe to the Capital Increase for the full amount of the Subscription Amount, in return for which the Investor shall receive the aggregate number of Ordinary Shares to be determined in accordance with Article 2.3.4 (the “Subscription Shares”).

2.3	Capital Increase and issuance of Subscription Shares

2.3.1	The Capital Increase has been decided upon by a unanimous vote of the Board of Directors within the framework of the authorized capital for the benefit of the Investor, it being understood that the Board of Directors has approved the special report required under Article 602of the Belgian Companies Code for the issuance of shares through contribution in kind, and will cause the Auditor to issue its valuation report in accordance with said Article 602.

2.3.2	Price per Subscription Share

The price per Subscription Share shall be equal to €32.35 (the “Price per Subscription Share”).

2.3.3	Fixed Exchange Rate

The US Dollar-Euro exchange rate of 0.84962 (the “Fixed Exchange Rate”).

2.3.4	Number of Subscription Shares

The number of Subscription Shares to be issued by the Issuer following the Capital Increase is determined as follows:

Subscription Amount
Price per Subscription Share

The resulting number of Subscription Shares shall be rounded down to the nearest whole number, with any residual amount of the Receivable paid to the Investor in cash, simultaneously with the issuance of the Subscription Shares. For the avoidance of doubt, the Number of Subscription Shares is 328,275, with a residual amount equal to €23.94.

Subscription Agreement

2.3.5	Form of Subscription Shares

The Subscription Shares will be delivered in the form of nominative shares and registered in the Issuer’s shareholder register. Upon the expiration of the Applicable Lock-Up Period (defined below), the Investor may request that the Subscription Shares be converted into dematerialized form.

2.4	Rights attaching to the shares

2.4.1	The Subscription Shares shall be identical in all respects (including the right to share in the dividends over the accounting year 2017, in any profits (including profits carried forward and reserves) and in any dividends declared as from their issue) to the existing shares.

2.5	Closing

2.5.1	The Closing shall occur on or before September 1, 2017.

2.5.2	On Closing:

(i)	The Investor or his delegate will sign a subscription and representation letter in order to give effect to, in front of notary public in Belgium, its decision to contribute in-kind the Receivable to the share capital of the Issuer;

(ii)	the Capital Increase shall be effected in front of notary public Berquin Notaires in Brussels; and

(iii)	the Subscription Shares shall be issued in registered form.

3	Representations and Warranties by the Investor

The Investor represents and warrants to the Issuer on the Date of this Agreement and at the Closing that:

3.1	Validity of the Agreement. This Agreement has been duly authorized and executed by or on behalf of the Investor and constitutes a valid and legally binding obligation of the Investor.

3.2	Consents. All necessary consents, authorisations, notifications, actions or other things required under the Federal law of the United States or the laws of the State of New Hampshire (the “Applicable Law”) to be taken, fulfilled or done by the Investor in accordance with Applicable Law (including without limitation the obtaining of any consent or license or the making of any filing or registration) for the subscription of the Subscription Shares pursuant to this Agreement, the carrying out of the other transactions contemplated by this Agreement or the compliance by the Investor with the terms of this Agreement have been obtained or made and are, or will on Closing be, in full force and effect.

3.3

Restricted Securities. The Investor understands that the Subscription Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Subscription Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Subscription Shares

Subscription Agreement

indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Issuer has no obligation to register or qualify the Subscription Shares for resale. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Subscription Shares, and on requirements relating to the Issuer which are outside of the Investor’s control, and which the Issuer is under no obligation and may not be able to satisfy.

3.4	Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.5	No General Solicitation. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Subscription Shares.

4	Representations and Warranties of the Issuer

The Issuer represents and warrants to the Investor on the Date of this Agreement that:

4.1	Incorporation and Authority. It is duly incorporated and validly existing and in good standing under the laws of Belgium, with full power and authority to conduct its business and is not in violation of any of the provisions of its organizational documents. The Issuer has the requisite corporate power and authority to enter into and to consummate the actions contemplated by this Agreement, and otherwise to carry out its obligations hereunder and thereunder. The Issuer’s execution of this Agreement has been duly authorized by all necessary corporate action on the part of the Issuer, and no further corporate action, and no additional approval or ratification of its Board of Directors or shareholders (other than the unanimous approval by the Board of Directors before the notary public to make use of the authorized capital in respect of the Capital Increase, which the Issuer has committed to obtain pursuant to Article 2.1) is required by the Issuer. This Agreement has been (or upon delivery will have been) duly executed by the Issuer and is, or when delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms.

4.2	Validity of Subscription Shares and Absence of Breach. The Subscription Shares, when issued and subscribed for in accordance with this Agreement, will be validly and duly issued and fully paid shares of the only class of shares of the Issuer in accordance with the applicable provisions of the Issuer’s organizational documents and Belgian law, and will be free and clear of all liens, pledges, encumbrances, mortgages, security interests, or easement or transfer restrictions of any nature whatsoever. None of (i) the execution and delivery of this Agreement, or (ii) the issuance of the Subscription Shares will result in a breach of, default under any material agreement to which the Issuer is a party or the Issuer’s organizational documents or any law, regulation or stock exchange rule, or give rise to the activation of any material rights of third parties under any agreement, law, rule or regulation binding on the Issuer or any of its subsidiaries.

4.3	Consents. All necessary consents, authorizations, notification, actions or things required to be taken, fulfilled or done under Belgian law (including, without limitation, the obtaining of any consent or license or the making of any filing or registration) for the carrying out by the Issuer of the actions contemplated by this Agreement or the compliance by the Issuer with the terms of this Agreement will, save as otherwise set forth in this Agreement in Article 6, be in full force and effect.

Subscription Agreement

4.4	No General Solicitation. Neither the Issuer, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Subscription Shares.

5	Post-closing commitments of the Investor

5.1	Lock-up

5.1.1	During the period running from the Closing through the Applicable Lock-Up Period (as defined below), the Investor shall not, without the sole prior consent of the Issuer, transfer, sell or otherwise dispose of the Subscription Shares (other than transfers, sales or dispositions to the Investor’s Affiliates). For purposes of this Agreement, the “Applicable Lock-Up Period” shall mean: (i) in the case of 52,524 Subscription Shares, the period expiring six months from the date of Closing, and (ii) in the case of 275,751 Subscription Shares, the period expiring twelve months from the date of Closing. The Investor acknowledges that the Subscription Shares are “restricted securities” under the Securities Act and accordingly any transfer made during the period expiring twelve months from the date of Closing must be made pursuant to a registration statement filed with the SEC or pursuant to an exemption from such registration requirements, such as pursuant to Rule 144 or a privately negotiated transaction pursuant to Rule 4(a)(7) under the Securities Act. In the event of any permitted transfers pursuant to the immediately preceding sentences, the Investor shall cause the transferee to be bound by the provisions of this Agreement to the same extent as the Investor, including the provisions of this Section 5.

5.1.2	Upon expiry of the Applicable Lock-up Period, subject to the provisions of this Agreement, the Investor may transfer, sell or otherwise dispose of the Subscription Shares, taking into account that:

(i)	when instructing a bank to sell the Subscription Shares (other than in a transaction described in subsections (ii) through (iv) below) – the bank shall be instructed to effect such sale of the Subscription Shares using reasonable commercial efforts to cause minimal disturbances of the share price of the Issuer, as quoted on Euronext Brussels and Paris and the NASDAQ Stock Market;

(ii)	when selling the Subscription Shares on the open market – the Investor shall be permitted to sell the Subscription Shares at a daily volume not to exceed 10% of the previous trading day’s total trading volume;

(iii)	when selling the Subscription Shares through a privately negotiated transaction – the transaction shall not be subject to the limitations in this Article 5.1.2 if the transaction would not be reported in Euronext’s consolidated tape or NASDAQ Stock Market on the date on which the transaction is agreed by the parties; or

(iv)	when selling the Subscription Shares in a “block trade” – the block trade shall not be subject to the limitations in this Article 5.1.2 if it is the only sale by the Investor on the date of the block trade.

Subscription Agreement

6	Survival

The respective provisions contained in Articles 6, 7, 12 and 14 hereof shall remain in full force and effect, regardless of the end of the Applicable Lock-up Period.

7	Expenses

7.1	Other than the reimbursement of Investor’s fees and expenses as set forth in Section 4(d) of that certain Mutual Release by and among the Issuer, the Investor and OnCyte, LLC, each Party shall bear its own costs and expenses (including legal and other advisory fees) incurred in connection with the preparation of this Agreement, and all related agreements and transactions.

8	No Assignment

Except with the prior written consent of the other Party, neither of the Parties hereto shall be entitled to transfer or assign any of its rights or obligations under this Agreement.

9	Entire Agreement

This Agreement contains the entire agreement between the Parties in respect of its subject matter. It replaces and annuls all prior agreements, communications, offers, proposals or correspondence, oral or written, exchanged or concluded between the Parties relating to the same subject matter.

10	Severability

10.1	If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

10.2	In such case, each Party shall use its reasonable commercial efforts to promptly negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

11	Limitation of Liability

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12	Notices

Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Article 12, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered, sent by a reputable international expedited delivery service or sent by facsimile (with transmission confirmed), or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. Any notice delivered by facsimile shall be

Subscription Agreement

confirmed by a hard copy delivered by a reputable international expedited delivery service as soon as practicable thereafter. This Article 12 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Issuer:

Philippe Dechamps

Chief Legal Officer

Celyad SA

Rue Edouard Belin 2

1435 Mont-Saint-Guibert

Belgium

With a copy to (which shall

not constitute notice):

Vincent Dirckx

CMS

Chaussée de la Hulpe 178

1170 Brussels

Belgium

If to Investor:

Jake Reder

Celdara Medical, LLC

16 Cavendish Ct.

Lebanon, NH 03766

USA

With copies to (which shall

not constitute notice):

Morgan, Lewis & Bockius LLP

One Federal Street, 34th Floor

Boston, MA 02110

USA

Attn: Mark B. Stein, Esq.

13	Counterparts

This Agreement may be signed in counterparts, in the number of originals stated hereinafter on the signature page. When taken together, the counterparts signed by all Parties shall constitute one and the same instrument.

14	Governing Law and Jurisdiction

14.1	Governing Law

This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with New York law, except for those elements of this Agreement which pertain to the corporate actions to be taken by the Issuer, which shall be governed by applicable Belgian law.

Subscription Agreement

14.2	Jurisdiction

14.2.1	It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party. If the matter is not resolved within thirty (30) days following the written request for discussions, either Party may then invoke the provisions of Article 14.2.2.

14.2.2	Any dispute, controversy, difference or claim which may arise between the Parties out of or in relation to or in connection with this Agreement (including arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Article 14.2.1, shall be settled by binding arbitration in accordance with the applicable rules of the International Chamber of Commerce (“ICC Rules”) by three (3) arbitrators, one each chosen by the respective Parties and the third chosen by mutual agreement of the first two, and otherwise in accordance with the ICC Rules. The arbitrators shall have significant experience and shall have expertise in Belgian corporate law and the general laws of the State of New York. Either Party, following the end of the thirty (30) day period referenced in Article 14.2.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party. The place of arbitration shall be New York and the language (including all testimony, evidence and written documentation) shall be English. The arbitrators shall establish procedures to facilitate and complete such arbitration as soon and efficiently as practicable. Unless the arbitrators expressly determine otherwise, neither Party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant to the dispute. The Parties shall have the right to be represented by counsel. Any judgment or award rendered by the arbitrators shall be final and binding on the Parties, and shall be governed by the terms and conditions hereof, including the limitation on damages set forth in Article 11. The Parties agree that such a judgment or award may be enforced in any court of competent jurisdiction. The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this Article 14.2.2. The arbitrators shall determine the allocation of costs and expenses and attorneys’ fees in the arbitration to be borne by each Party. All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties.

Subscription Agreement

Done on 3rd August 2017 in 2 originals, each Party acknowledging receipt of its own original.

CELYAD SA:

/s/ Christian Homsy
Name: Christian Homsy
Title: Chief Executive Officer

CELDARA MEDICAL, LLC

/s/ Jake Reder
Name: Jake Reder
Title: Director and CEO

Signature Page to Subscription Agreement